News from Carbiz Inc.

Media Contact: Heidi Smith, Heidi Smith Communications, Inc., (941) 504-2803
Company Contact: Carl Ritter, Chief Executive Officer, Carbiz Inc., (941) 952-9255, ext. 1014

Carbiz Inc. converts debentures to securities

SARASOTA, FL (Oct. 6, 2006) – Carl Ritter, chief executive officer of Carbiz Inc. (“Carbiz”) (OTCBB: CBZFF.OB), announced that effective as of October 3, 2006 the approximately US$1.3 million in debentures related to Carbiz’s debenture financing which closed on April 6, 2006 converted into 13,842,027 common shares, 14,472,753 class A common share purchase warrants and 7,236,355 class B common share purchase warrants pursuant to the terms of such debentures. Each class A common share purchase warrant and each class B common share purchase warrant is exercisable for one common share until October 6, 2010 at an exercise price of Cdn$0.12 per common share. Such conversion occurred as a result of the quotation of Carbiz’s shares on the U.S. Over-The-Counter Bulletin Board and the delisting of Carbiz’s shares from the TSX Venture Exchange.

Pursuant to the terms of the placement agent agreement related to such financing, Carbiz also issued 438,100 common share purchase warrants, with each warrant exercisable for one common share until October 3, 2011 at an exercise price of Cdn$0.23, and 438,100 common share purchase warrants, with each warrant exercisable one common share until October 3, 2011 at an exercise price of Cdn$0.22, to the agent involved in such financing.

The securities offered have not been registered under the United States Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold within the United States absent registration or an applicable exemption from registration requirements.

This news release shall not constitute an offer to sell or an offer to buy the securities in any jurisdiction.

About Carbiz

Based in Sarasota, Florida, Carbiz is a leading provider of software, training and consulting solutions to the U.S. automotive industry. Carbiz's suite of business solutions includes dealer software products focused on the "buy-here pay-here", sub-prime finance and automotive accounting markets. Carbiz also operates a chain of "buy-here pay-here" dealerships in Florida which are wholly owned and joint venture companies.

The Carbiz Auto Credit division operates in a $50-billion-a-year industry providing consumer financing for automotive loans at buy-here, pay-here locations. Capitalizing on expertise developed over 10 years of providing software and consulting services to buy-here, pay-here businesses across the United States, Carbiz entered the market in 2004 with a location in Palmetto, Florida. The company has added two more credit centers since – in Tampa and St. Petersburg – and plans to expand with multiple units across Florida.

For more information about Carbiz and its services, visit Carbiz’s web site: www.carbiz.com.

Forward-Looking Statements

All statements, other than statements of historical fact, in this news release are forward-looking statements that involve various risks and uncertainties, including, without limitation, statements regarding the future plans and objectives of Carbiz. There can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. These and all subsequent written and oral forward-looking statements are based on the estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Carbiz assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.